Exhibit 10.4

June 20, 2024

Daniel Reuvers (By E-Mail)

Dear Dan,

As a supplement to that certain letter agreement, between you and Tactile Systems Technology, Inc. dated April 23, 2024 (the “Letter”), we wish to clarify the provision titled “Your Equity Rights”. For the avoidance of doubt, we confirm that, unless otherwise modified by separate written agreement between you and the Company, the date that your employment with the Company ends as provided in the Letter (contemplated to be March 31, 2025 unless earlier terminated as provided in the Letter) (the “Employment Termination Date”) shall be deemed a termination of “Service” under the terms of your Equity Awards notwithstanding that you remain a director of the Company after the Employment Termination Date. Vesting of unvested performance share units and restricted stock units held by you on the Employment Termination Date shall cease as of such date and such Equity Awards will be forfeited, and any vested stock options held by you on that date will be exercisable for the period set forth therein as if your “Service” ended on the Employment Termination Date.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Letter. The Letter shall remain and continue in full force and effect, as clarified by this letter.

Please sign and return this countersigned letter to me to confirm your agreement to the clarifications to the Letter set forth in this letter.

Sincerely,

/s/ Elaine Birkemeyer

Elaine Birkemeyer

Chief Financial Officer

Acknowledged and Agreed as of the date first written above:

/s/ Daniel Reuvers

Daniel Reuvers